Exhibit 10.2
Malipo County Runhong Hydropower Co., Ltd.
Equity Transfer Agreement

Party A: Wenshan Malipo Zijin Tungsten Group Co., Ltd. (Transferor)
Address: Zijin Tungsten Group Co., Ltd., Nanfeng Village, Malipo County, Wenshan State, Yunnan Province
Legal Representative: Lin Qinquan; Title: Vice Chairman of Board and General Manager

Party B: Shenzhen Zhaoheng Hydropower Co., Ltd. (Transferee)
Address: F/19, Unit A, JinFengCheng Building, 5015 Shennan Road, Shenzhen PRC 518015
Legal Representative: Guosheng Xu; Title: Chairman of Board

WHEREAS:
Party A is currently the only shareholder of Yunnan Province, Malipo County Runhong Hydropower Co., Ltd. (“Runhong”), holding 100% of the shares of Runhong, which is a limited liability company established in accordance with the PRC laws and regulations. Runhong has a registered capital of 10.5 million RMB and is primarily engaged in the development and operation of hydropower stations at Nawang River with total designed installed capacity of 6.6MW. The installed capacity of Cascade I station is 1.6 MW and the installed capacity of Cascade II station is 5 MW.

Party A agreed to transfer 90% of all of its equity interest in Runhong to Party B and Party B agreed to purchase 90% of Party A’s equity interest in Runhong. Party A retains 10% of all of its equity interest.

Under the principles of fairness and honesty, and after amicable negotiations, Party A and Party B agreed on the following terms regarding the rights and duties of both parties in relation to the transfer of equity of Runhong:

1: Party A guarantees its ownership of 100% equity interest in Runhong and has paid off relevant registered capital. Party A further guarantees that it has the legitimate right to dispose such equity interest, and during its ownership of such equity interest, Party A has never disposed of its equity interest in any forms, including but not limited to transfer, encumbered, mortgage such equity interest or provide guarantee to any third party with such equity as the underlining asset.

2:  Transfer Price and Payment Terms

2.1: Party A and Party B agree that the base date of the transfer of equity as May 31, 2009 (“Base Date”). The consideration for the transfer of equity from Party A to Party B is 25.81 million RMB (including the loan of 6.36 million RMB as working capital by Party A to Runhong).

2.2: Party A and Party B agree that on the following day this agreement is signed by both parties, Party A and Party B shall register the change in equity ownership with the Administration for Industry and Commerce. Party B guarantees that within 15 days from the third year since this agreement is signed by both parties and no later than July 10, 2012, Party B shall pay Party A 2 million RMB; on the fourth year since this agreement is signed by both parties and no later than July 10, 2013, Party B shall pay Party A 2 million RMB; and on the fifth year since this agreement is signed by both parties and no later than July 10, 2014, Party B shall pay Party A the balance of 21.81 million RMB. At the time of each payment, Party A shall inform Party B its bank account name, bank name and account number and other relevant information in writing, and provide legitimate invoice to Party B.

2.3: Party A and Party B agree that within 15 days of the fifth year since this agreement is signed by both parties and no later than July 10, 2014, Party A shall transfer the remaining 10% equity interest in Runhong to Party B at a consideration of 1.05 million RMB. Party B guarantees the purchase of such equity interest at the agreed price.

3. Rights and Duties of Both Parties

3.1 Rights and Duties of Party A

3.1.1: Party A guarantees that the financial statements as of May 31, 2009 it provided to Party B reflects the true and correct financial positions of Runhong (total liabilities amounted to 6,597,854.27 RMB; total shareholder’s equity amounted to 10,498,520.02 RMB, total assets amounted to 17,096,374.29 RMB, see financial statements of Runhong as of May 31, 2009 for more detailed information). Party A further guarantees that other than the disclosures in the financial statements, Runhong does not have any other liabilities or obligations.

3.1.2: After Party B has amended the articles of association Party A shall assist Party B in the registration of the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer.

3.1.3: Within 3 days after the registration of the change in equity ownership with the Administration for Industry and Commerce, Party A shall provide Party B with all Runhong’s operating materials including all seals, financials, sales, property, human resources, management and engineering information. Party A shall be responsible for the completeness and truthfulness of all materials provided to Party B.

3.1.4: Party A shall be responsible for the portion of the relevant fees and taxes related to this equity transfer that shall be paid by Party A under the PRC laws and regulations.

3.2. Rights and Duties of Party B

3.2.1: Party B should pay full price for this equity transfer in accordance with the terms of this agreement.

3.2.2: After this equity transfer, Party B shall be the legitimate owner of the equity and enjoy all rights and obligations attaching to the equity, and assume all liabilities disclosed in the financial statement as of the Base Date. Party A shall be responsible for all undisclosed liabilities, and Party B has the right to deduct the equity consideration to pay off any liabilities not included in the financial statements.

3.2.3: Party B shall be responsible for the portion of relevant fees and taxes related to this equity transfer that shall be paid by Party B under the PRC laws and regulations.

3.3: Once the equity transfer is completed and registered, Party A shall assist Party B in the equipment installation and construction management to assure that the project is completed as early as possible.

3.4: From the date the equity transfer is registered with the Administration for Industry and Commerce, Party B shall be responsible for the operation and construction work of Runhong, Party A shall not be responsible for any capital expenditure.

4. Liabilities of the Breach of Contract

4.1: After this agreement becomes effective, either part shall be liable for the other party’s loss if it breaches its duties under this agreement.

4.2: If Party B fails to make payment to Party A in accordance to this agreement, Party B shall pay interest of overdue balance at 0.5% per day to Party A. If the payment is overdue for more than 60 days, this agreement shall be canceled and Party B shall pay Party A all interest loss from the balance of equity consideration at bench mark rate of People’s Bank of China. In addition, Party A shall recover equity interest in Runhong without further consideration.

5: This Agreement may be modified or terminated if any of the following events occurs:

5.1: all obligations under this Agreement may not be fulfilled due to force majeure;

5.2: both parties agree to modify or terminate this Agreement without any harm to national and social interests;

5.3: other than the situation as stipulated under article 5.2, either party has the right to inform the other party in writing and terminate this agreement if the other party does not fulfill its obligations under this Agreement within 30 days of the due date of performing the obligation.

5.4: either party provided false guarantees or statements under this agreement.

5.5: either party provided false material or cannot provide relevant materials for the purpose of the equity transfer, and as a result, the equity transfer cannot be executed and the contract cannot be fulfilled within the period agreed upon by both parties.

The termination of this agreement does not exclude the liabilities under article 5. Either party shall compensate the other party if it breaches obligations under this agreement the deposit is not enough to cover the loss. If the agreement is terminated without any party’s default, Party A shall return the deposit, together with any interest received from the bank, to Party B within  three days the agreement is terminated. Party A shall pay interest of overdue balance at 0.5% per day to Party B.

6: Party A and Party B can sign supplementary agreement if there are issues not covered in this agreement. The supplementary agreement has the same legal effect as this agreement.

7: Both parties shall try to settle any dispute through amicable negotiations first, and if no agreement can be reached, the case shall be submitted to local People’s Court where this agreement is signed in accordance with relevant law. This agreement is signed in Malipo County of Yunnan Province.

8: This agreement is in six copies, Party A and Party B will each keep two copies; Runhong and the Administration for Industry and Commerce will each keep one copy. All copies have the same legal effect.

Party A (seal): Wenshan Malipo Zijin Tungsten Group Co., Ltd.
Legal Representative (or representative duly authorized):

Party B (sealed): Shenzhen Zhaoheng Hydropower Co., Ltd.
Legal Representative (or representative duly authorized):

Signed: June 23, 2009